EXHIBIT 4.8

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE OF A DEPOSITORY OR A SUCCESSOR DEPOSITORY. THIS NOTE IS NOT EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITORY OR ITS NOMINEE EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY) MAY BE REGISTERED EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, AND TRANSFERS OF INTERESTS IN THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN SECTION 2.16 OF THE INDENTURE.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS EXCEPT AS SET FORTH BELOW. BY ITS ACQUISITION HEREOF, THE HOLDER (1) AGREES THAT IT WILL NOT, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS TWO YEARS AFTER THE LATER OF THE ORIGINAL ISSUANCE OF THIS NOTE AND THE LAST DATE ON WHICH THE COMPANY OR ANY AFFILIATE OF THE COMPANY WAS THE OWNER OF THIS NOTE (OR ANY PREDECESSOR OF THIS NOTE), RESELL OR OTHERWISE TRANSFER THIS NOTE EXCEPT (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) INSIDE THE UNITED STATES TO A QUALIFIED

INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (C) INSIDE THE UNITED STATES TO AN INSTITUTIONAL ACCREDITED INVESTOR WITHIN THE MEANING OF SUBPARAGRAPH 501(a)(1), (2), (3), or (7) UNDER THE SECURITIES ACT THAT, PRIOR TO SUCH TRANSFER, FURNISHES (OR HAS FURNISHED ON ITS BEHALF BY A U.S. BROKER-DEALER) TO THE TRUSTEE A SIGNED LETTER CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS RELATING TO THE RESTRICTIONS ON TRANSFER OF THIS NOTE (THE FORM OF WHICH LETTER CAN BE OBTAINED FROM THE TRUSTEE FOR THIS NOTE), (D) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER THE SECURITIES ACT, (E) PURSUANT TO ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, OR (F) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (2) WILL GIVE TO EACH PERSON TO WHOM THIS NOTE IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. IN CONNECTION WITH ANY TRANSFER OF THIS NOTE PRIOR TO THE RESALE RESTRICTION TERMINATION DATE, IF THE PROPOSED TRANSFER IS BEING MADE PURSUANT TO CLAUSE (C) OR (E) ABOVE, PRIOR TO SUCH TRANSFER, THE HOLDER WILL BE REQUIRED TO FURNISH TO THE TRUSTEE AND THE COMPANY SUCH CERTIFICATIONS, LEGAL OPINIONS OR OTHER INFORMATION AS EITHER OF THEM MAY REASONABLY REQUIRE TO CONFIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANINGS GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT.

(Face of Note)

CUSIP No:  469815 AE4

9.75% Senior Notes due 2014

No. 001	$209,135,000

JACOBS ENTERTAINMENT, INC.

promises to pay to CEDE & Co. or registered assigns, the principal sum of TWO HUNDRED NINE MILLION ONE HUNDRED THIRTY FIVE THOUSAND Dollars on June 15, 2014.

Interest Payment Dates:  June 15 and December 15, commencing December 15, 2006

Record Dates:  June 1 and December 1

Dated: June 16, 2006

JACOBS ENTERTAINMENT, INC.

By:
Name: Stephen R. Roark
Title: Chief Financial Officer

Certificate of Authentication:

This is one of the Global Notes
referred to in the within-mentioned Indenture:

WELLS FARGO BANK, NATIONAL
ASSOCIATION, as Trustee

By:
Authorized Signatory

Dated:  June 16, 2006

(Back of Note)

9.75% Senior Notes due 2014

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.                                       Interest. Jacobs Entertainment, Inc., a Delaware corporation (the “Company”), promises to pay interest on the principal amount of this Note at 9.75% per annum. The Company shall pay interest and Additional Interest, if any, semi-annually on June 15 and December 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”). Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance of this Note. The Company shall pay interest (including Accrued Bankruptcy Interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at a rate that is 2% per annum in excess of the rate then in effect; it shall pay interest (including Accrued Bankruptcy Interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Additional Interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

2.                                       Method of Payment. The Company shall pay interest on the Notes (except defaulted interest) and Additional Interest to the Persons who are registered Holders at the close of business on the June 1 or December 1 next preceding the Interest Payment Date, even if such Notes are cancelled after such Record Date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture (as defined below) with respect to defaulted interest. The Notes shall be payable as to principal, premium, interest and Additional Interest, if any, at the office or agency of the Company maintained for such purpose, or, at the option of the Company, payment of interest and Additional Interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders, and provided that payment by wire transfer of immediately available funds shall be required with respect to principal of and interest, premium and Additional Interest on all Global Notes and all other Notes the Holders of more than $1,000 in aggregate principal amount of Notes which shall have provided wire transfer instructions to the Company or the Paying Agent. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3.                                       Paying Agent and Registrar. Initially, Wells Fargo Bank, National Association, the Trustee under the Indenture, shall act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

4.                                       Indenture. The Company issued the Notes under an Indenture dated as of June 16, 2006 (“Indenture”) among the Company, the Subsidiary Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb). The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

5.                                       Optional Redemption. On or after June 15, 2010, the Company may redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest, if any, thereon to the applicable Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date, if redeemed during the 12-month period beginning on June 15 of the years indicated below:

Year	Percentage

2010	104.875%
2011	102.438%
2012 and thereafter	100.000%

In addition, at any time prior to June 15, 2009, the Company may on one or more occasions redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture at a redemption price of 109.75% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the Redemption Date, subject to the right of Holders of record on the Relevant Record Date to receive interest due on the relevant Interest Payment Date, with the net cash proceeds of any Equity Offering; provided that:

(1)                                  at least 65% of the aggregate principal amount of Notes originally issued under the Indenture remains outstanding immediately after the occurrence of each such redemption (excluding Notes held by the Company and its Subsidiaries); and

(2)                                  the redemption must occur within 45 days after the date of the closing of such Equity Offering.

Except pursuant to the preceding paragraph, the Notes shall not be redeemable at the Company’s option prior to June 15, 2010.

6.                                       Mandatory Redemption. Other than as set forth in Paragraph 7 below, the Company shall not be required to make mandatory redemption payments with respect to the Notes.

7.                                       Mandatory Disposition in Accordance with Gaming Laws. If any Gaming Authority requires that a Holder or beneficial owner of Notes be licensed, qualified or found suitable under any applicable Gaming Law and such Holder or beneficial owner (i) fails to apply for a license, qualification or a finding of suitability within 30 days (or such shorter period as may be required by the applicable Gaming Authority) after being requested to do so by the Gaming Authority or (ii) is denied such license or qualification or not found suitable, the Company shall have the right, at its option (1) to require any such Holder or beneficial owner to dispose of its Notes within 30 days (or such earlier date as may be required by the applicable Gaming Authority) of the occurrence of the event described in clause (i) or (ii) above or (2) to redeem the Notes of such Holder or beneficial owner at a redemption price equal to the lesser of (y) the principal amount thereof, together with accrued and unpaid interest and Additional

Interest, if any, to the earlier of the date of redemption or the date of the denial of license or qualification or of the finding of unsuitability by such Gaming Authority and (z) the price at which such Holder or beneficial owner acquired the Notes, together with accrued and unpaid interest and Additional Interest, if any, to the earlier of the date of redemption or the date of the denial of license or qualification or of the finding of unsuitability by such Gaming Authority. The Company shall notify the Trustee in writing of any redemption pursuant to Section 3.09 of the Indenture as soon as practicable.

Immediately upon a determination by a Gaming Authority that a Holder or beneficial owner of the Notes will not be licensed, qualified or found suitable, the Holder or beneficial owner will, to the extent required by applicable law, have no further right (i) to exercise, directly or indirectly, through any trustee or nominee or any other person or entity, any right conferred by the Notes; or (ii) to receive any interest, dividend, economic interests or any other distributions or payments with respect to the Notes or any remuneration in any form with respect to the Notes from the Company, the Subsidiary Guarantors or the Trustee.

The Holder or beneficial owner that is required to apply for a license, qualification or a finding of suitability shall pay all fees and costs of applying for and obtaining the license, qualification or finding of suitability and of any investigation by the applicable Gaming Authorities.

8.                                       Change of Control Offer. Upon the occurrence of a Change of Control, the Company shall, unless the Company has previously or concurrently mailed a redemption notice with respect to all of the outstanding Notes as set forth in Article 3 of the Indenture, offer to repurchase all or any part (in minimum principal amounts of $2,000 and integral multiples of $1,000) of such Holder’s Notes pursuant to the offer described below at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Additional Interest thereon to the date of purchase. Within 10 days following any Change of Control, the Company shall mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes pursuant to the procedures required by the Indenture and described in such notice. The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control.

9.                                       Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, it need not exchange or register the transfer of any Notes for a period of 15 Business Days before a selection of Notes to be redeemed.

10.                                 Persons Deemed Owners. The registered holder of a Note may be treated as its owner for all purposes.

11.                                 Amendment, Supplement and Waiver. Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the then outstanding Notes, and any existing Default or noncompliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes. Without the consent of any Holder of a Note, the Indenture or the Notes may be amended or supplemented to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company’s obligations to Holders in case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Indenture of any such Holder, or to comply with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the TIA.

12.                                 Defaults and Remedies. Events of Default are set forth in the Indenture. If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, all outstanding Notes will become due and payable without further action or notice. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes. The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

13.                                 Trustee Dealings with Company. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

14.                                 No Recourse Against Others. A director, officer, employee, incorporator or stockholder, of the Company, as such, shall not have any liability for any Obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such Obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

15.                                 Authentication. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

16.                                 Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as:  TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

17.                                 Additional Rights of Holders of Notes. In addition to the rights provided to Holders under the Indenture, Holders of Notes shall have all the rights set forth in the Registration Rights Agreement dated as of the Issue Date, among the Company, the Subsidiary Guarantors and the Initial Purchasers.

18.                                 CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Company shall furnish to any Holder upon written request and without charge a copy of this Indenture and/or the Registration Rights Agreement. Requests may be made to:

Jacobs Entertainment, Inc.
17301 W. Colfax Avenue
Suite 250
Golden, Colorado  80410
Attention:  President
Telephone No.:  (303) 215-5200
Telecopier No.:  (303) 215-5219

SUBSIDIARY GUARANTEE

The Subsidiary Guarantors listed below (hereinafter referred to as the “Subsidiary Guarantors,” which term includes any successors or assigns under the Indenture and any additional Subsidiary Guarantors), have irrevocably and unconditionally guaranteed the Guarantee Obligations, which include that:  (a) the principal of, and premium and interest and Additional Interest, if any, on the 9.75% Senior Notes due 2014 (the “Notes”) of Jacobs Entertainment, Inc. (the “Company”), shall be duly and punctually paid in full when due, whether at maturity, by acceleration or otherwise, and interest on overdue principal, and premium, if any, and (to the extent permitted by law) interest on any interest, if any, on the Notes and all other Obligations of the Company to the Holders or the Trustee hereunder or under the Notes (including fees, expenses or other) shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other Obligations, the same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

The Obligations of each Subsidiary Guarantor to the Holders and to the Trustee pursuant to this Subsidiary Guarantee and this Indenture are expressly set forth in Article 10 of the Indenture and reference is hereby made to such Indenture for the precise terms of this Subsidiary Guarantee.

No stockholder, officer, director or incorporator, as such, past, present or future of each Subsidiary Guarantor shall have any liability under this Subsidiary Guarantee by reason of his or its status as such stockholder, officer, director or incorporator.

Except as set forth in the Indenture, this is a continuing Guarantee and shall remain in full force and effect and shall be binding upon each Subsidiary Guarantor and its successors and assigns until full and final payment of all of the Company’s Obligations under the Notes and the Indenture and shall inure to the benefit of the successors and assigns of the Trustee and the Holders, and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges herein conferred upon that party shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof. This is a Guarantee of payment and not of collectibility.

This Subsidiary Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication on the Note upon which this Subsidiary Guarantee is noted shall have been executed by the Trustee under the Indenture by the manual signature of one of its authorized officers.

The Obligations of each Subsidiary Guarantor under its Subsidiary Guarantee shall be limited to the extent necessary to insure that it does not constitute a fraudulent conveyance under applicable law.

THE TERMS OF ARTICLE 10 OF THE INDENTURE ARE INCORPORATED HEREIN BY REFERENCE.

Capitalized terms used herein have the same meanings given in this Indenture unless otherwise indicated.

Dated as of June 16, 2006

SUBSIDIARY GUARANTORS:

JACOBS PIÑON PLAZA ENTERTAINMENT, INC.

By: Jeffrey P. Jacobs
Its: President

JACOBS ELKO ENTERTAINMENT, INC.

By: Jeffrey P. Jacobs
Its: President

Stephen R. Roark, signing on behalf of the
entities listed below in the capacity listed
next to each respective entity:

BLACK HAWK GAMING & DEVELOPMENT COMPANY, INC., as its President
GOLD DUST WEST CASINO, INC., as its Vice President
GILPIN VENTURES, INC., as its President
JALOU L.L.C., as its President and Manager
JALOU II INC., as its President

GILPIN HOTEL VENTURE
By: Gilpin Ventures, Inc., its partner

By:
Name: Stephen R. Roark
Its: President

By: Black Hawk Gaming & Development Company, Inc., its partner

By:
Name: Stephen R. Roark
Its: President

BLACK HAWK/JACOBS ENTERTAINMENT, LLC
By: Black Hawk Gaming & Development Company, Inc.
Its: Authorized Manager

By:
Name: Stephen R. Roark
Its: President

DIVERSIFIED OPPORTUNITIES GROUP LTD.
By Jacobs Entertainment, Inc., its Managing Member

By:
Name: Stephen R. Roark
Its: Chief Financial Officer

JACOBS DAKOTA WORKS, LLC
By: Jacobs Entertainment, Inc., its Sole Manager

By:
Name: Stephen R. Roark
Its: Chief Financial Officer

Stan Guidroz, signing on behalf of the
entities listed below in the capacity
listed next to each respective entity:

WINNER’S CHOICE CASINO, INC., as its President
JACE, INC., as its President
FUEL STOP 36, INC., as its President
HOUMA TRUCK PLAZA & CASINO, L.L.C., as its President and Manager
JALOU – CASH’S L.L.C., its President and Manager
LUCKY MAGNOLIA TRUCK STOP AND CASINO, L.L.C., as its President and Manager
BAYOU VISTA TRUCK PLAZA AND CASINO, L.L.C., as its President and Manager
RACELAND TRUCK PLAZA AND CASINO, L.L.C., as its President and Manager
JRJ PROPERTIES, LLC, as its President and Manager
JALOU OF LAROSE, LLC, as its President and Manager
JALOU BREAUX BRIDGE, LLC, as its President and Manager
JALOU EUNICE, LLC, as its President and Manager
JALOU OF ST. MARTIN, L.L.C., as its President and Manager
JALOU DIAMOND, L.L.C., as its President and Manager
JALOU MAGIC, L.L.C., as its President and Manager
JALOU OF VINTON, LLC, as its President and Manager
JALOU OF VINTON-BINGO, LLC, as its President and Manager
JALOU OF ST. HELENA, LLC, as its President and Manager
JALOU OF JEFFERSON, LLC, as its President and Manager

Ian M. Stewart, signing on behalf of the
Entities listed below in the capacity
listed next to each respective entity:

COLONIAL HOLDINGS, INC., as its President
STANSLEY RACING CORP., as its President
COLONIAL DOWNS, LLC, as its President
VIRGINIA CONCESSIONS, L.L.C., as its Vice President
MARYLAND-VIRGINIA RACING CIRCUIT, INC., as its President

COLONIAL DOWNS, L.P.
By: Stansley Racing Corp., its General Partner

By:
Name: Ian M. Stewart
Its: President

Assignment Form

To assign this Note, fill in the form below:  (I) or (we) assign and transfer this Note to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                                                                                                                      to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee.

Option of Holder to Elect Purchase

If you want to elect to have this Note purchased by the Company pursuant to Section 4.11 or 4.14 of the Indenture, check the box below:

☐ Section 4.14	☐ Section 4.11

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.14 or 4.11 of the Indenture, state the amount you elect to have purchased:  $

Date:	Your Signature:
(Sign exactly as your name appears on the Note)

Tax Identification No.:

Signature Guarantee:
Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor program reasonably acceptable to the Trustee)

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Certificated Note, or exchanges of a part of another Global Note or Certificated Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Note Custodian